Exhibit 10.5

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into by and between GreenAcreage Real Estate Corp., a Maryland corporation (the “Company”) and Anthony Coniglio (the “Executive”) as of March 2, 2021.

WHEREAS, the Company and NewLake Capital Partners, Inc., a Maryland corporation (“NewLake”), are entering into an agreement and plan of merger, dated as of the date hereof, pursuant to which NewLake will be merged with and into the Company (such transaction, the “Merger”);

WHEREAS, in connection with and effective as of the effective time of such Merger, the Company desires to employ the Executive as its President and Chief Investment Officer and the Executive desires to serve in such capacity on behalf of the Company.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:

1. Employment.

(a) The term of this Agreement shall begin on the effective date of the Merger (the “Effective Date”) and shall continue for three (3) years, unless the Executive’s employment is sooner terminated in accordance with this Agreement. Unless earlier terminated, the term of this Agreement shall automatically renew for periods of three (3) years unless either party gives the other party written notice at least ninety (90) days prior to the end of the then-existing term that the term of this Agreement shall not be further extended. The period commencing on the Effective Date and ending on the date on which the term of this Agreement terminates or expires is referred to herein as the “Term.” The Company’s non-renewal of this Agreement at the end of the Term shall not constitute termination without Cause (as defined below) or Good Reason (as defined below), including for purposes of (and as defined in) all equity award agreements entered into before or after the date of this Agreement.

(b) During the Term, the Executive shall serve as the President and Chief Investment Officer of the Company and shall report to the Chief Executive Officer of the Company (the “CEO”). The Executive shall have such authority, responsibilities and powers as are usual and customary for a person holding such position and shall perform such employment duties as may be reasonably assigned to the Executive by the CEO, consistent with such position. In his capacity as President and Chief Investment Officer, the Executive shall be the second highest executive officer of the Company and there will be no officer of the Company equal to or above the rank of the Executive except for the CEO. The Executive represents to the Company that the Executive is not subject to or a party to any employment agreement, noncompetition covenant, or other agreement that would be breached by, or prohibit the Executive from, executing this Agreement and performing fully the Executive’s duties and responsibilities hereunder.

(c) Consistent with the letter dated November 25, 2020 between NewLake Capital Partners and the Company describing certain agreed upon terms of the Merger, the parties contemplate that the Executive will assume the position of the CEO within the two year period following the closing of the Merger. The Company’s Board of Directors (the “Board”) will meet periodically with the Executive to discuss matters relevant to such promotion, including the Board’s ongoing perspective as to whether the Executive is on track for such promotion, and any actions or other matters that the Executive should take or consider in order to ensure that such promotion takes place. For the avoidance of doubt, any such appointment to the position of the CEO shall be subject to Board approval in its sole discretion. In the event that, prior to the two- year anniversary of the closing of the Merger, the Board makes the decision not to promote the Executive to the position of the CEO, the Board shall notify the Executive in writing of such decision within thirty (30) days of making such decision.

(d) During the Term, and excluding any periods of vacation or sick leave to which the Executive is entitled, the Executive shall devote the Executive’s substantially full time and attention to the business and affairs of the Company. Subject to the foregoing sentence, during the Term, it shall not be a violation of this Agreement for the Executive to (i) serve on corporate, civic, educational, philanthropic or charitable boards or committees, (ii) fulfill limited teaching, speaking and writing engagements, (iii) serve as the manager and an officer/director of NLCP Holdings, LLC, and (iv) manage his personal investments, so long as such activities do not (x) reasonably have the potential to cause, or actually cause, reputational harm to the Company in which case the Executive shall cease such activities within a reasonable period of time, and (y) violate the provisions of Section 8 below. As of the Effective Date, the Executive is engaged in the business activities set forth on Exhibit A, which have been approved by the Board.

(e) Consistent with the Executive’s position, the Executive may be required to travel for business in the course of performing the Executive’s duties for the Company.

2. Compensation.

(a) Base Salary. During the Term, the Company shall pay the Executive a base salary (“Base Salary”), at the annual rate of $400,000, as the same may be increased by the Board thereafter pursuant to the Company’s normal practices for its executives, which shall be paid in installments in accordance with the Company’s normal payroll practices. The Executive’s Base Salary shall be reviewed at least annually for possible increase by the Board, in the Board’s discretion, pursuant to the normal performance review policies for senior-level executives and may be adjusted upward from time to time as the Compensation Committee of the Board (the “Compensation Committee”) deems appropriate. The term “Base Salary”, as utilized in this Agreement, shall refer to Base Salary as so increased.

(b) Bonus Award. During the Term, the Executive will be eligible to receive an annual cash performance bonus award for each fiscal year of the Company ending on or prior to the termination of the Term (the “Annual Bonus”). The Executive’s target Annual Bonus shall be 75% of his Base Salary. The actual Annual Bonus to be paid for any fiscal year during the Term shall be based on the attainment of individual and Company performance goals established and determined by the Compensation Committee of the Board, in consultation with the Executive. The amount of any such Annual Bonus award shall be determined in the sole discretion of the Board based on the Board’s determination as to the achievement of the performance goals; provided, however, that the amount of each Annual Bonus shall not be less than the Annual Bonus paid to the CEO for such year. Each Annual Bonus shall be paid to the Executive no later than the date on which bonuses are paid to senior executives of the Company generally under the Company’s bonus plans, but in no event later than the last day of the applicable two and one-half (2 1⁄2) month short-term deferral period with respect to such Annual Bonus, within the meaning of Treasury Regulation Section 1.409A-1(b)(4). Except as provided in Section 6 below, the Executive shall not be eligible for, and shall not earn or receive any Annual Bonus award if, the Executive is not employed with the Company at the end of the fiscal year.

(c) Compensation Consultant. As part of the process related to the contemplated Public Offering of the Company’s securities (as described below), the Company, through the Compensation Committee of the Board, agrees to engage an independent compensation consultant to determine market-based Base Salary, Annual Bonus, equity compensation, retirement plans and other benefits for the top two highest paid executives in similar companies. Based on the recommendations of the Compensation Committee, the Company shall determine the average of such compensation for such two executives, which amount shall then be used to increase or decrease the Executive’s compensation to reflect such average compensation. Any decrease in the Executive’s compensation pursuant to this subsection (c) shall not constitute Good Reason. For purposes of this Agreement, a Public Offering shall mean (i) the effective date of a registration statement for an initial public offering of the Company’s shares or (ii) the consummation of a transaction as a result of which the shareholders of the Company immediately prior to such transaction receive consideration in the form of securities readily tradable on an established securities market.

3. Retirement and Welfare Benefits. During the Term, to the extent the Company establishes employee benefit plans or programs (e.g., medical, dental, vision, life insurance, long-term and short-term disability, accidental death, retirement, fringe benefits and welfare benefit plans) the Executive shall be eligible to participate in such plans or programs pursuant to their respective terms and conditions. Nothing in this Agreement shall require the Company or any of its subsidiaries to establish or maintain any employee benefit plan or program from time to time after the Effective Date.

4. Paid Time Off. During the Term, the Executive shall be entitled to paid-time-off (PTO) in accordance with the plans, policies, programs and practices of the Company applicable to its senior executives, which the parties acknowledge shall not be less than four (4) weeks per calendar year.

5. Business Expenses. The Company shall promptly reimburse the Executive for all reasonable travel (which does not include commuting) and other business expenses incurred by the Executive in the performance of the Executive’s duties hereunder in accordance with such policies and procedures as the Company may adopt generally from time to time for executives.

6. Termination.

(a) Termination. Upon the Executive’s termination or resignation of employment for any reason, the Company shall pay the Executive (or the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, in the event of the Executive’s death): (i) any amounts earned, accrued, and owing but not yet paid under Section 2 above, in a lump sum within ten (10) business days after the date of the Executive’s termination of employment (or earlier to the extent required by applicable law); and (ii) any benefits accrued and due under any applicable benefit plans and programs of the Company including, for the avoidance of doubt, under any Company 401(k), savings, retirement, vacation, and welfare benefit plans (“Accrued Obligations”), in all cases regardless of whether the Executive executes or revokes the Release (as defined below).

(b) Termination Without Cause; Resignation for Good Reason. The Company may terminate the Executive’s employment at any time without Cause upon thirty (30) days’ advance written notice; provided, however, the Company may relieve the Executive from performing any duties and pay the Executive his Base Salary (if any) in lieu of notice for all or part of such thirty (30)-day period in the Company’s discretion. The Executive may initiate a termination of employment by resigning without Cause or for Good Reason. Upon termination by the Company without Cause or resignation by the Executive for Good Reason, if the Executive executes and does not timely revoke a written Release (as defined below) in accordance with the terms of such Release, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(1) The Company will pay the Executive, in a single lump sum payment within sixty (60) days following the termination date, (A) any Annual Bonus (to the extent not already paid) that, had he remained employed, would otherwise have been paid to the Executive for any fiscal year of the Company that was completed on or before the date of termination (the “Prior Year Bonus”) and (B) a pro rata portion of the Annual Bonus for the partial fiscal year in which the date of termination occurs in an amount equal to the product of (x) the target Annual Bonus multiplied by (y) a fraction, the numerator of which shall be the number of days elapsed through the date of termination in the fiscal year in which the date of termination occurs and the denominator of which shall be 365 (the “Pro Rata Bonus”);

(2) The Company will pay the Executive an amount (the “Severance Payment”) equal to two times the sum of (A) the Executive’s Base Salary in effect on the date of termination (without giving effect to any reduction in Base Salary that constitutes Good Reason) plus (B) the target Annual Bonus for the year in which the Executive is terminated, with 50% of the Severance Payment payable in a lump sum payment within sixty (60) days following the termination date and the remaining 50% of the Severance Payment to be paid within fifteen (15) days following the one-year anniversary of the termination date;

(3) To the extent not previously vested and exercisable as of the date of termination, any outstanding Company equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards) held by the Executive shall immediately vest and, as applicable, be paid or distributed, and/or become exercisable in full; and

(4) The Company shall make a lump-sum payment within sixty (60) days following the termination date equal to the COBRA premiums that the Executive would pay if the Executive elected continued health coverage under the Company’s health plan for the Executive and the Executive’s dependents, provided that the dependent was covered under the Company’s health plan as of the Executive’s termination date, for the eighteen (18)-month period following the termination date, based on the COBRA rates in effect at the termination date (the “COBRA Payment”).

(c) Death or Disability. If the Executive incurs a Disability (as defined below) during the Term, in accordance with applicable law, the Company may terminate the Executive’s employment on or after the date of Disability. If the Executive dies during the Term, the Executive’s employment shall terminate on the date of death. In the event of the Executive’s death or termination by the Company for Disability, if the Executive executes and does not timely revoke a written Release in accordance with the terms of such Release, the Executive (or the Executive’s executor, legal representative, administrator or designated beneficiary, as applicable, in the event of the Executive’s death) shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(1) The Company will pay the Executive, in a single lump sum payment within sixty (60) days following the termination date, (A) the Prior Year Bonus (to the extent not already paid) and (B) the Pro Rata Bonus;

(2) To the extent not previously vested and exercisable as of the date of termination, any outstanding Company equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards) held by the Executive shall immediately vest and, if applicable, become exercisable in full; and

(3) The Company shall make a lump-sum payment within sixty (60) days following the termination date equal to the COBRA premiums that the Executive would pay if the Executive elected continued health coverage under the Company’s health plan for (A) in the case of Disability, the Executive and the Executive’s dependents, and (B) in the case of death, the Executive’s dependents, and in either case, provided that the dependent(s) was (were) covered under the Company’s health plan as of the Executive’s termination date, for the eighteen (18)-month period following the termination date, based on the COBRA rates in effect at the termination date.

(d) Cause. The Company may immediately terminate the Executive’s employment at any time for Cause upon written notice to the Executive, in which event the Company shall have no further obligations to the Executive under this Agreement other than pursuant to any Accrued Obligations and any obligations under this Agreement that continue after termination of employment or in any other agreements between the Executive and the Company pursuant to any outstanding equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards), provided however that for avoidance of doubt, the Executive shall not be eligible to receive any unpaid Annual Bonus.

(e) Voluntary Resignation Without Good Reason. The Executive may voluntarily terminate employment without Good Reason upon thirty (30) days’ prior written notice to the Company; provided, however, the Company may relieve the Executive from performing any duties and pay the Executive his Base Salary in lieu of notice for all or part of such thirty (30)- day period in the Company’s discretion. In such event, after the effective date of such termination, no payments shall be due under this Agreement, except that the Executive shall be entitled to any Accrued Obligations and as delineated in any other agreements between the Executive and the Company pursuant to any outstanding equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards).

(f) End of the Term.

(1) If the Executive is terminated from employment due to the non-renewal of the Term by the Company, and provided the Executive executes and does not timely revoke a written Release (as defined below) in accordance with the terms of such Release, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(i) The Company will pay the Executive, in a single lump sum payment within sixty (60) days following the termination date, (A) any Prior Year Bonus (to the extent not already paid) and (B) the Pro Rata Bonus; and

(ii) To the extent not previously vested and exercisable as of the date of termination, any outstanding Company equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards) held by the Executive, that would have vested prior to or at the end of the fiscal year in which such termination occurs, shall immediately upon such termination vest and, if applicable, be paid or become exercisable.

(2) If the Executive is terminated from employment due to the non-renewal of the Term by the Company, and such non-renewal of the Term occurs following a Change of Control Event (as defined below), and provided the Executive executes and does not timely revoke a written Release in accordance with the terms of such Release, then, the Executive shall be entitled to receive, in lieu of any payments under any severance plan or program for employees or executives, the following:

(i) The Company will pay or provide for the payments and benefits set forth in Section 6(f)(1);

(ii) The Company shall make a lump-sum payment within sixty (60) days following the termination date equal to the COBRA Payment; and

(iii) The Company will pay the Executive an amount equal to the product of (A) the Severance Payment multiplied by (B) a fraction, the numerator of which will be (x) twenty-four (24) minus (y) the number of months (rounded to the nearest one-quarter of a month)1 from the date of the Change of Control Event through the end of the then-existing Term, and the denominator of which will be twenty-four (24) (the “CoC Severance Payment”), with 50% of the CoC Severance Payment payable in a lump sum payment within sixty (60) days following the termination date and the remaining 50% of the CoC Severance Payment to be paid within fifteen (15) days following the one-year anniversary of the termination date.2

[1]	Except in the case where rounding would cause (y) to be zero, in which case (y) shall equal 0.25.
[2]

For illustrative purposes only, if the Change of Control Event occurs in month twenty-five (25) of the then-existing Term and the Term is not renewed by the Company, the Executive will be entitled to 13/24 ths of the Severance Payment, but if the Change of Control Event occurs in month thirty-five (35) of the then-existing Term and the Term is not renewed by the Company, the Executive will be entitled to 23/24ths of the Severance Payment.

(iv) For purposes of this Section 6(f)(2) of the Agreement, a Change of Control Event shall mean the consummation of a Change of Control that occurs after the first anniversary of the commencement of the then-existing Term.

(3) For the avoidance of doubt, if the Executive is terminated from employment due to the non-renewal of the Term by the Company, the Executive shall be eligible to receive the payments and benefits set forth in either Section 6(f)(1) or 6(f)(2), but not both.

(g) Resignation of Positions. Effective as of the date of any termination of employment for any reason, the Executive will be automatically deemed to resign from all Company-related positions, including as an officer and director of the Company and its parents and subsidiaries, as applicable.

(h) Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(1) “Cause” shall mean, unless the Executive fully corrects the circumstances constituting Cause (to the extent such circumstances are susceptible to correction in the sole and reasonable discretion of the Board) within thirty (30) days after receipt of a notice from the Company in which the Company specifically identifies its basis for Cause and sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment and specifies the termination date, the Executive’s (A) material breach of this Agreement, including the confidentiality, nonsolicitation, and noncompetition provisions hereof; (B) commission of an act of, fraud, embezzlement, theft or material dishonesty; (C) engagement in conduct that causes, or is reasonably likely to cause, material damage to the property or reputation of the Company; (D) continued failure to substantially perform the material duties of the Executive’s position which are customary for the Executive’s position (other than by reason of Disability) after receipt of a written warning from the Board that identifies the manner in which the Board believes that the Executive has not substantially performed his duties; (E) the Executive’s indictment for, conviction of, or entry by Executive of a guilty plea or plea of nolo contendere to, the commission of a felony or a crime involving moral turpitude; or (F) material failure to comply with the Company’s code of conduct or employment policies, or in the absence of such policies, reasonable standards of professional conduct. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of at least 75% of the entire membership of the Board (excluding the Executive) at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity to correct the circumstances as described above and, together with counsel for the Executive, to be heard before the Board).

(2) A “Change of Control” of the Company will occur when a transaction described in clause (A), (B) or (C) below occurs, provided that, with respect to clause (A) and (B) below (but not clause (C)), in such transaction, the consideration received by the shareholders of the Company immediately prior to such transaction is in the form of cash or securities readily tradable on an established securities market:

(A) any one person, or more than one person acting as a group, becomes the owner, directly or indirectly, of more than 50% of the equity interests in the Company or there is consummated a merger, consolidation or similar transaction (directly or indirectly) involving the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior to such transaction do not own, directly or indirectly, outstanding equity securities representing more than 50% of either the combined outstanding voting power or the fair market value of the outstanding equity securities of the surviving entity (or the parent of the surviving entity);

(B) any person, or more than one person acting as a group, acquires (or has acquired during the twelve (12) consecutive month period ending on the date of the most recent acquisition by such person or persons) assets of the Company that have a gross fair market value equal to more than 50% of the gross fair market value of all assets of the Company immediately before such acquisition or acquisitions, other than a sale or other disposition of assets of the Company to an entity in which more than 50% of the combined voting power or fair market value of the equity securities are owned by shareholders of the Company in substantially the same proportion as their ownership of the Company immediately prior to such sale or other disposition. For this purpose, gross fair market value shall mean the value of the assets of the Company or the value of the assets being acquired, as applicable, determined without regard to any liabilities associated with such assets; or

(C) individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election by the Company’s shareholders, or nomination for election by the Board, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.

(3) “Disability” shall mean a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement in which the Executive participates; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” shall mean the Executive’s inability to perform, with or without reasonable accommodation, his duties due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of ninety (90) days or more, or for an aggregate of 180 days in any 365 consecutive day period, as determined by a physician selected by the Board and reasonably acceptable to the Executive or the Executive’s legal representatives, in its good faith discretion.

(4) “Good Reason” shall mean, without the Executive’s express written consent, (A) a material diminution by the Company of the Executive’s position, authority, duties or responsibilities or the assignment to the Executive of any duties materially inconsistent with the Executive’s position (including as a result of a sale of substantially all of the Company’s assets), (B) the reduction of the Executive’s salary or bonus opportunity in effect on the date hereof or as the same may be increased from time to time, (C) a change in the Executive’s title from the title set forth in Section 1(b) above, (D) the removal of the Executive from the Board, or (E) the failure of the Company to promote (or a decision by the Company to not promote) the Executive to the position of the Chief Executive Officer of the Company within two (2) years following the closing of the Merger.

With respect to subsections (A)-(D) above, the Executive must provide written notice of termination for Good Reason to the Company within thirty (30) days after the event constituting Good Reason. The Company shall have a period of thirty (30) days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Executive’s notice of termination. If the Company does not correct the act or failure to act, the Executive’s employment will terminate for Good Reason on the first business day following the Company’s thirty (30)-day cure period.

With respect to subsection (E) above, the Executive must resign from the Company for Good Reason during the thirty (30) day period following the earlier of (i) the Executive’s receipt of the Board’s written notice of the Board’s decision not to promote the Executive to the position of the CEO, or (ii) the two-year anniversary of the closing of the Merger (a “Non-Promotion Resignation”). If the Executive does not provide written notice of termination for Good Reason to the Company within such thirty (30)-day period, the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such event. For the avoidance of doubt, if the Executive is promoted to the position of Chief Executive Officer of the Company, such promotion shall not be deemed Good Reason under this Agreement.

(5) “Release” shall mean the Separation and Release Agreement attached hereto in substantially the form attached hereto as Exhibit B, as may be amended from time to time to reflect applicable law and best practices.

7. Section 409A.

(a) This Agreement is intended to comply with section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and its corresponding regulations, or an exemption thereto, and payments may only be made under this Agreement upon an event and in a manner permitted by section 409A of the Code, to the extent applicable. Severance benefits under this Agreement are intended to be exempt from section 409A of the Code under the “short-term deferral” exception, to the maximum extent applicable, and then under the “separation pay” exception, to the maximum extent applicable. Notwithstanding anything in this Agreement to the contrary, if required by section 409A of the Code, if the Executive is considered a “specified employee” for purposes of section 409A of the Code and if payment of any amounts under this Agreement is required to be delayed for a period of six (6) months after separation from service pursuant to section 409A of the Code, payment of such amounts shall be delayed as required by section 409A of the Code, and the accumulated amounts shall be paid in a lump-sum payment within ten (10) days after the end of the six (6)-month period. If the Executive dies during the postponement period prior to the payment of benefits, the amounts withheld on account of section 409A of the Code shall be paid to the personal representative of the Executive’s estate within sixty (60) days after the date of the Executive’s death.

(b) All payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” under section 409A of the Code. For purposes of section 409A of the Code, each payment hereunder shall be treated as a separate payment, and the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments. In no event may the Executive, directly or indirectly, designate the fiscal year of a payment. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive’s designating the fiscal year of payment of any amounts of deferred compensation subject to section 409A of the Code, and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year.

(c) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement be for expenses incurred during the period specified in this Agreement, (ii) the amount of expenses eligible for reimbursement, or in- kind benefits provided, during a fiscal year not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other fiscal year, (iii) the reimbursement of an eligible expense be made no later than the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in-kind benefits not be subject to liquidation or exchange for another benefit.

8. Restrictive Covenants.

(a) Noncompetition. The Executive agrees that during the Executive’s employment with the Company and its subsidiaries and the one-year period following the date on which the Executive’s employment terminates or the Executive resigns for any reason (the “Restriction Period”), the Executive will not, without the Board’s express written consent, engage (directly or indirectly, whether as an officer, director, employee, service provider, consultant or otherwise) or invest in or acquire any Competitive Business in the Restricted Area. The term “Competitive Business” means the ownership of cultivation or retail assets that are leased to tenants in the cannabis industry and any other business in which the Company is operating or has material plans to operate at the time of the Executive’s termination or resignation of employment with the Company and its subsidiaries. The term “Restricted Area” means the United States of America. The Executive agrees that the Executive’s employment, and the Base Salary and bonus provided for in Sections 2(a) and (b) and the separation benefits provided for in Section 6, are fair and reasonable consideration for Executive’s compliance with this Section 8(a). The Executive understands and agrees that, given the nature of the business of the Company and its subsidiaries and the Executive’s position with the Company, the foregoing geographic scope is reasonable and appropriate and that more limited geographical limitations on this noncompetition covenant are therefore not appropriate. The foregoing, however, shall not prevent the Executive’s passive investment of five percent (5%) or less of the equity securities of any publicly traded company. Notwithstanding the foregoing, or any other provision of this Agreement, (i) this Section 8(a) shall not apply to the Executive in his capacity as a manager, officer or director of NLCP Holdings, LLC and (ii) if the Executive resigns due to a Non-Promotion Resignation under Section 6(h)(4), the Restriction Period for purposes of this Section (8)(a) and Section 8(b) (but not Section 8(c)) shall be reduced from one-year to six months.

(b) Nonsolicitation of Company Personnel. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, hire or attempt to hire any employee of the Company or its subsidiaries, or solicit or attempt to solicit any employee, consultant or independent contractor of the Company or its subsidiaries to change or terminate their relationship with the Company or its subsidiaries, unless more than twelve (12) months shall have elapsed between the last day of such employee’s, consultant’s or independent contractor’s employment or service with the Company or any of its subsidiaries and the first day of such solicitation or hiring or attempt to solicit or hire. If any employee, consultant or independent contractor is hired or solicited by any entity that has hired or agreed to hire the Executive, such hiring or solicitation shall be conclusively presumed to be a violation of this Section 8(b). Notwithstanding the foregoing, the Executive shall not be in breach of this subsection (b) if (i) any employee, consultant or independent contractor of the Company or its subsidiaries voluntarily, and without the Executive’s knowledge or participation, seeks employment with an entity that has hired or agreed to hire the Executive or (ii) an entity that has hired or agreed to hire the Executive, hires any employee, consultant or independent contractor of the Company or its subsidiaries, without the Executive’s knowledge or participation, provided that the Executive has informed the entity that has hired or agreed to hire the Executive of the Executive’s restrictions and obligations under this Section 8.

(c) Nonsolicitation of Clients and Business Partners. The Executive agrees that during the Restriction Period, the Executive will not, either directly or through others, solicit, divert or appropriate, or attempt to solicit, divert, diminish or appropriate for the benefit of a Competitive Business any (i) client or business partner or (ii) prospective client or business partner of the Company or any of its subsidiaries who is engaged in business with or was identified through leads developed during the course of the Executive’s employment or service with the Company during the last two years of the Executive’s employment with the Company. A “prospective client or business partner” is any third party with whom the Company or any of its subsidiaries is undertaking or has undertaken material efforts to engage in business during the last two years of the Executive’s employment with the Company.

(d) Proprietary Information. The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret and confidential information relating to the Company which shall be obtained by the Executive during the Executive’s employment by the Company and which shall not be or become public knowledge (other than by acts by the Executive in violation of this Agreement). After the termination or resignation of the Executive’s employment with the Company, the Executive will hold in strictest confidence and will not disclose, use or publish any of the Proprietary Information (defined below) of the Company or any of its subsidiaries, except as such disclosure, use or publication may be required in connection with the Executive’s work for the Company or as described in Section 8(e) below, or unless the Company expressly authorizes such disclosure in writing. “Proprietary Information” shall mean any and all confidential data or information of the Company and its subsidiaries and shareholders, including but not limited to information relating to financial matters, investments, budgets, business plans, marketing plans, personnel matters, business contacts, data, programs, and other works of authorship obtained during the Executive’s employment. Proprietary Information does not include information that (i) was disclosed as permitted in Paragraph 8(e) below, (ii) was or becomes generally available to the public other than as a result of disclosure by the Executive or any of the Executive’s agents, advisors or representatives, or as a result of wrongdoing by a third party (iii) was or becomes available to the Executive on a non-confidential basis from a source other than the Company or its representatives, provided that such source is not bound by a confidentiality agreement with the Company or otherwise prohibited from transmitting the information to the Executive by a contractual, legal or fiduciary obligation.

(e) Reports to Government Entities. Nothing in this Agreement shall prohibit or restrict the Executive from initiating communications directly with, responding to any inquiry from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, Congress, any agency Inspector General or any other federal, state or local regulatory authority, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. The Executive does not need the prior authorization of the Company to engage in conduct protected by this subsection, and the Executive does not need to notify the Company that the Executive has engaged in such conduct. Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose trade secrets to their attorneys, courts, or government officials in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law.

(f) Return of Company Property. Upon termination of the Executive’s employment with the Company for any reason, the Executive will (i) deliver to the person designated by the Company all originals and copies of all documents and property of the Company and its subsidiaries that is in the Executive’s possession or under the Executive’s control or to which the Executive may have access, (ii) deliver to the person designated by the Company all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, disks, thumb drives or other removable information storage devices, hard drives, and data, and (iii) to the extent that the Executive made use of the Executive’s personal electronics (e.g., laptop, iPad, telephone, thumb drives, email, cloud, etc.) during employment with the Company, provide access to the Company and permit the Company to delete all Company property and information from such personal devices. The Executive will not reproduce or appropriate for the Executive’s own use, or for the use of others, any property, Proprietary Information.

9. Legal and Equitable Remedies.

(a) Because the Executive’s services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the Proprietary Information of the Company and its subsidiaries, and because any breach by the Executive of any of the restrictive covenants contained in Section 8 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 8 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 8. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 8 are unreasonable or otherwise unenforceable. The Executive agrees that a Court may determine that the restricted periods set forth in Section 8 shall be extended for any period that the Executive is determined to be in breach of the Executive’s restrictive covenants.

(b) The Executive irrevocably and unconditionally (i) agrees that any legal proceeding in aid of arbitration pursuant to Section 10 to enforce the provisions of Section 8 shall be brought solely in the United States District Court for the District of New York, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New York, (ii) consents to the exclusive jurisdiction of such court in any such proceeding, and (iii) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.

(c) Notwithstanding anything in this Agreement to the contrary, if the Executive breaches any of the Executive’s obligations under Section 8, the Company shall be obligated to provide only the Accrued Obligations, and any obligations of the Company under Section 2 or Section 6 hereof with respect to any payments not yet paid shall cease, and the Company may seek any and all additional legal and equitable remedies permitted by law, including seeking repayment of any severance payments.

10. Dispute Resolution. The Company and the Executive each agree that with respect to any all claims that the Executive on the one hand, and the Company on the other, now have or in the future may have against the other, directly or indirectly arising out of or related to this Agreement, the Executive’s relationship with the Company, the Executive’s employment with the Company or the termination of the Executive’s employment with the Company (collectively “Covered Claims”), such claims are subject to and will be resolved by binding arbitration, except with respect to any claim (i) that is expressly precluded from arbitration by a governing federal law or by a state law that is not preempted by the Federal Arbitration Act, 9 U.S.C. § 1 et seq. (“FAA”); or (ii) that seeks injunctive or other equitable relief in aid of arbitration. In the event of such an arbitration proceeding, the Executive and the Company shall select a mutually acceptable neutral arbitrator from among the JAMS/Endispute panel of arbitrators. In the event the Executive and the Company cannot agree on an arbitrator, the Administrator of JAMS/Endispute will appoint an arbitrator. The Company and the Executive irrevocably consent and agree that (i) any arbitration will occur in New York, New York; (ii) arbitration will be conducted confidentially by a single arbitrator in accordance with the then-current arbitration rules and procedures of JAMS (and its then-existing emergency relief procedures to the extent applicable), which rules and procedures are available at www.jamsadr.org, unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control; (iii) the federal courts sitting in the State of New York, New York, have exclusive jurisdiction over any appeals and the enforcement of an arbitration award; and (iv) the state or federal courts sitting in the State of New York have exclusive jurisdiction over any claim that is not subject to arbitration, and in such case, the rights and obligations of the Company and the Executive will be governed by, and construed and enforced in accordance with, the laws of the State of New York without regard to choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction). THE COMPANY AND THE EXECUTIVE EACH HEREBY IRREVOCABLY CONSENTS AND AGREES TO ARBITRATE ANY COVERED CLAIMS THROUGH BINDING ARBITRATION, AND FOREVER WAIVES AND GIVES UP ITS RIGHT TO HAVE A JUDGE OR JURY DECIDE ANY COVERED CLAIMS. The arbitrator shall render an award and a written, reasoned opinion in support thereof. Judgement upon the award may be entered in any court having jurisdiction thereof. The Executive shall be responsible for the Executive’s own attorneys’ fees and, if the Executive initiates arbitration, the Executive shall be responsible only for any filing, forum or other administrative fee up to the amount of the filing fee, if any, that would have been incurred had such claims been filed in court. The Company shall be responsible for its own attorneys’ fees, as well as all arbitration filing, forum and other administrative fees of the arbitration forum (except as provided for above if the Executive initiates arbitration). Notwithstanding anything to the contrary, an arbitrator may award attorneys’ fees and costs to the prevailing party.

11. Survival. The respective rights and obligations of the parties under this Agreement (including, but not limited to, under Sections 8 and 9) shall survive any termination of the Executive’s employment or termination or expiration of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12. No Mitigation or Set-Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced regardless of whether the Executive obtains other employment. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right that the Company may have against the Executive or others.

13. Section 280G. In the event of a change in ownership or control under section 280G of the Code, if it shall be determined that any payment or distribution in the nature of compensation (within the meaning of section 280G(b)(2) of the Code) to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would constitute an “excess parachute payment” within the meaning of section 280G of the Code, the aggregate present value of the Payments under the Agreement shall be reduced (but not below zero) to the Reduced Amount (defined below) if and only if the Accounting Firm (described below) determines that the reduction will provide the Executive with a greater net after-tax benefit than would no reduction. No reduction shall be made unless the reduction would provide Executive with a greater net after-tax benefit. The parties agree that, in the event it appears that any Payment may constitute an “excess parachute payment”, they will reasonably cooperate with each other to attempt to mitigate the impact of Section 280G of the Code, including, if appropriate, using commercially reasonable efforts to seek stockholder approval of such Payments for purposes of Section 280G(b)(5) of the Code. The determinations under this Section shall be made as follows:

(a) The “Reduced Amount” shall be an amount expressed in present value which maximizes the aggregate present value of Payments under this Agreement without causing any Payment under this Agreement to be subject to the Excise Tax (defined below), determined in accordance with section 280G(d)(4) of the Code. The term “Excise Tax” means the excise tax imposed under section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

(b) Payments under this Agreement shall be reduced on a nondiscretionary basis in such a way as to minimize the reduction in the economic value deliverable to the Executive. Where more than one payment has the same value for this purpose and they are payable at different times, they will be reduced on a pro rata basis. Only amounts payable under this Agreement shall be reduced pursuant to this Section.

(c) All determinations to be made under this Section shall be made by an independent certified public accounting firm selected by the Company and agreed to by the Executive immediately prior to the change-in-ownership or -control transaction (the “Accounting Firm”). The Executive will have an opportunity to discuss with the accounting firm all of the potential issues prior to the issuance of any report. The Accounting Firm shall provide its determinations and any supporting calculations both to the Company and the Executive within ten (10) days of the transaction. Any such determination by the Accounting Firm shall be binding upon the Company and the Executive. All of the fees and expenses of the Accounting Firm in performing the determinations referred to in this Section shall be borne solely by the Company.

14. Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):

If to the Company, to:

GreenAcreage Real Estate Corp.

300 Park Avenue, 12th Floor

New York, NY 10022

Attn: Chairman of the Board of Directors and Chief Executive Officer

with a copy to:

Morgan, Lewis & Bockius LLP

101 Park Avenue

New York, NY 10178

Attn: Sheryl Orr

If to the Executive, to the most recent address on file with the Company or to such other names or addresses as the Company or the Executive, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

15. Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state, and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state, and local taxes due with respect to any payment received under this Agreement.

16. Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

17. Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors, and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive. The Company may assign its rights, together with its obligations hereunder, in connection with any sale, transfer or other disposition of all or substantially all of its business and assets, and such rights and obligations shall inure to, and be binding upon, any successor to the business or any successor to substantially all of the assets of the Company, whether by merger, purchase of stock or assets or otherwise, which successor shall expressly assume such obligations, and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 8, will continue to apply in favor of the successor.

18. Indemnification. The Executive and the Company shall enter into an indemnification agreement in substantially the form attached hereto as Exhibit C.

19. Entire Agreement; Amendment. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive’s employment by the Company, including under the offer letter between the Executive and NewLake Capital Partners, LLC dated December 4, 2018 (the “Offer Letter”). The

Executive acknowledges and agrees that the Company, its affiliates, and it predecessors (including NewLake Capital Partners, LLC) have fully satisfied all obligations to the Executive, and in consideration of the promises and benefits under this Agreement hereby waives and releases any claim for compensation, equity, wages, bonuses, or other compensation, benefits or payments of any kind or nature pursuant to the Offer Letter or otherwise, other than as specifically provided for in this Agreement following the Effective Date, and excluding any outstanding equity based awards (including stock options, restricted stock, restricted stock units, phantom equity or other equity based awards) held by the Executive. This Agreement may be changed only by a written document signed by the Executive and the Company, as authorized by the Board.

20. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement, which can be given effect without the invalid or unenforceable provision or application, and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

21. Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the substantive and procedural laws of New York without regard to rules governing conflicts of law.

22. Acknowledgements. The Executive acknowledges (a) that the Company and/or its counsel makes no representations with respect to this Agreement or any tax matters related to the compensation hereunder, the Company hereby advises the Executive to consult with legal counsel and/or a tax advisor prior to signing this Agreement, and the Company shall pay for such Executive’s legal counsel and/or tax advisor up to a maximum amount equal to $15,000, (b) that the Executive has had a full and adequate opportunity to read and understand the terms and conditions contained in this Agreement, and (c) that the post-employment noncompetition and nonsolicitation provisions are supported by fair and reasonable consideration.

23. Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

24. Board Approval. The Company represents that this Agreement has been approved and authorized by the Board.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GREENACREAGE REAL ESTATE CORP.

/s/ David Weinstein

Name: David Weinstein
Title: Chief Executive Officer

EXECUTIVE

/s/ Anthony Coniglio
Anthony Coniglio

[Signature Page to Employment Agreement]